EXHIBIT A

POWER OF ATTORNEY

          We, the undersigned Telefonaktiebolaget LM Ericsson ("LME"), having our registered office at Telefonplan, S-126 25 Stockholm, Sweden, do hereby authorize Mr. Lawrence  F. Lyles to on our behalf make a filing to the U.S. Securities and Exchange Commission ("SEC") following the acquisition on October 26, 2000, by LME and its wholly owned subsidiaries, including but not limited to Ericsson Holding International B.V., of 100,000 Units of Merrimac Industries, Inc. (the "Issuer"), and to make all subsequent filings with the SEC as may be necessary in connection with LME's and its subsidiaries' subsequent holdings, transactions, acquisitions and dispositions of the Issuer's securities.

          This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to make filings with the SEC with respect to the undersigned's holdings of and transactions in securities issued by the Issuer, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney-in-fact.

          IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney as of November 21, 2000.

TELEFONAKTIEBOLAGET LM ERICSSON,

By: Name: Title:	/s/ Wale von Grayerz Wale von Grayerz Vice President

By: Name: Title:	/s/ Carl Olof Blomqvist Carl Olof Blomqvist Senior Vice President and General Counsel